Exhibit 99.1

(1)       The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group").  The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2)       In exchange for shares of El Paso Corporation ("EP") common stock in connection with the merger of EP into a subsidiary of the Issuer (the "Merger"), Goldman Sachs held 238,659 shares of the Issuer’s Class P Common Stock (“Common Shares”) and 361,881 Warrants of the Issuer. On May 30, 2012, the date the proration adjustments to the merger consideration were determined, the closing price of the Common Shares was $33.67 per share.

(3)       This Amendment to the Form 4 filed with the Securities and Exchange Commission on June 13, 2012 (the “Original Form 4”) is being filed to correct the number of Warrants acquired on May 30, 2012, which was set forth in Table II and footnote (2) of the Original Form 4, and include the purchase and sale transactions from June 6, 2012, which were omitted from the Original Form 4.

(4)       As of June 11, 2012, Goldman Sachs beneficially owns directly, and GS Group may be deemed to beneficially own indirectly, 238,659 Common Shares and 360,639 Warrants. Goldman Sachs and GS Group may be deemed to beneficially own indirectly, in the aggregate, 77,567,460 shares of Series A-1 Class A Common Stock and 19,182,551 shares of Series A-2 Class A Common Stock through certain limited partnerships (“Limited Partnerships”).  Affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the Limited Partnerships.  Goldman Sachs serves as the investment manager of certain of the Limited Partnerships and is a wholly-owned subsidiary of GS Group.  In addition, as of June 11, 2012, Goldman Sachs holds open short positions of 74,449 Common Shares and 113,700 Warrants.

(5)       The Warrants of the Issuer reported herein as purchased and sold were purchased and sold by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs or another wholly-owned subsidiary of GS Group will remit appropriate profits, if any, to the Company.

(6)       Reflects a weighted average sale price of $2.2535 per share, at prices ranging from $2.23 to $2.27 per share. Upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, full information regarding the number of shares sold at each separate price will be provided.